UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FBL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)
Iowa                                      42-1411715

(State or other jurisdiction of         	(IRS Employer Identification No.)
incorporation or organization)

5400 University Avenue, West Des Moines, Iowa                50266

(Address of Principal Executive Offices)                  		 (Zip Code)

FBL FINANCIAL GROUP, INC.
DIRECTOR COMPENSATION PLAN

(Full title of the plan)

Stephen M. Morain, Esq., 5400 University Avenue, West Des Moines, IA 50266

(Name and address of agent for service)
515-225-5410

(Telephone number, including area code, of agent for service)
COPY TO:
Donald J. Brown
Financial Center, 666 Walnut Street, Suite 2500, Des Moines, Iowa 50309-3993

(Name and address)
(515) 288-2500

(Telephone number)
Calculation of Registration Fee

                                    		Proposed	Proposed	 Amount of
Title of securities	Amount to be	maximum offering	maximum aggregate registration
to be registered	registered(1)	price per share(2)	offering price(2)	Fee

Class A Common	20,000 shares	$26.96875	$539,375.00	$159.12
Stock without par
value


(1) Maximum amount of shares issuable under the Plan, as such amounts may be increased in accordance with the Plan in the event of a merger, consolidation, recapitalization or similar event involving the Registrant.
(2) The prices stated above are estimated solely for the purpose of determining the registration fee and are based on the average of the high and low market prices of the stock on May 26, 1998, as reported on the New York Stock Exchange Composite Transactions Tape.


PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents are not
being filed with the Commission either as part of this registration statement
 or
as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) and (b) below are incorporated by reference in the registration statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a) The Company's report on Form 10-K for the year ended December 31, 1997 and filed with the Commission on March 18, 1998, as amended by Form 10-KA filed April 6, 1998.

(b) The Company's report on Form 10-Q for the quarter ended March 31, 1998 and filed with the Commission on May 14, 1998.

(c) The description of Common Stock contained in the Company's registration statement filed with the Commission on Form 8-A under Section 12 of the
 Exchange
Act, on July 11, 1996, effective July 19, 1996, incorporated by reference to the
Company's registration statement under the Securities Act of 1933 on Form S-1, file number 333-4332, effective July 18, 1996.

Item 4.  Description of Securities.

Refer to response to Item 3 above.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 851 and 856 of the Iowa Business Corporation Act provide that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in
 a
manner reasonably believed by the individual to be in or not opposed to the best
interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individuals' conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances.

Article VIII of the Company's Restated Articles of Incorporation provides that the Company shall indemnify its directors to the fullest extent possible under the Iowa Business Corporation Act. Article V of the Company's Restated By-laws extends the same indemnity to its officers. Article VII of the Articles provides that no director shall be liable to the Company or its stockholders for
monetary damages for breach of the individual's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the
Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction in which the director derived an improper personal benefit, or
(iv) under the Iowa Business Corporation Act provisions relating to improper distributions.

The Company maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.	FBL Financial Group, Inc. Director Compensation Plan.

5.1 Opinion of Davis, Brown, Koehn, Shors & Roberts, P.C., Des Moines, Iowa, regarding the legality of the shares being registered.

23.1 Consent of Ernst & Young LLP.

23.2 Consent of Davis, Brown, Koehn, Shors & Roberts, P.C.
(contained in opinion filed as Exhibit 5.1).

24.	Powers of Attorney (included with Signature Pages hereto).

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:  (1) To file, during any period in
which offers or sales are being made, a post-effective amendment to this registration statement: To include any material information with respect to the
plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against
such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter
has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of
such issue.


SIGNATURES

 	Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on
its behalf by the undersigned, thereunto duly authorized, in the City of West
Des Moines, State of Iowa, on May 19, 1998.

FBL FINANCIAL GROUP, INC.


						/s/Edward M. Wiederstein
		Edward M. Wiederstein
		CHAIRMAN OF THE BOARD

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated. Each of the undersigned directors and officers of FBL Financial Group, Inc. (the "Company"), do hereby constitute and appoint Edward M. Wiederstein, or Thomas R. Gibson, or Stephen M. Morain, or Richard D. Harris, or any of them, our true and lawful attorneys and agents to sign an amendment to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and to do any and all acts and things and to
execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with such Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) thereto; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them
shall do or cause to be done by virtue of this power of attorney.

Executed below by the following persons in the capacities and on the dates indicated:

Signature				Title					Date

					Chief Executive Officer and
/s/Thomas R. Gibson			Director (Principal Executive
					Officer)				May 19, 1998
Thomas R. Gibson

					Chief Financial Officer
/s/James W. Noyce			(Principal Financial and
					Accounting Officer)			May 19, 1998
James W. Noyce


/s/Edward M. Wiederstein		Chairman of the Board and
					Director				May 19, 1998
Edward M. Wiederstein

/s/Richard D. Harris			Senior Vice President, Secretary,
					Treasurer and Director		May 19, 1998
Richard D. Harris

/s/Stephen M. Morain			Senior Vice President,
					General Counsel and Director		May 19, 1998
Stephen M. Morain

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following person or persons in the capacities and on the dates indicated. Each of the undersigned directors and officers of FBL Financial Group, Inc. (the "Company"), do hereby constitute and appoint Edward M. Wiederstein, or Thomas R. Gibson, or Stephen
 M.
Morain, or Richard D. Harris, or any of them, our true and lawful attorneys and agents to sign an amendment to the Registration Statement on Form S-8 filed with
the Securities and Exchange Commission, and to do any and all acts and things and to execute any and all instruments for us and in our names in the capacities
indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with such Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) thereto; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them shall do or cause to be done by virtue of this power of attorney.

Executed below by the following persons in the capacities and on the dates indicated:

Signature					Title				Date

/s/Roger Bill Mitchell				Second Vice Chair
						and Director			May 19, 1998
Roger Bill Mitchell
/s/Kenneth R. Ashby
						Director			May 19, 1998
Kenneth R. Ashby
/s/Jerry L. Chicoine
						Director			May 19, 1998
Jerry L. Chicoine
/s/A. Christopherson
						Director			May 19, 1998
Al Christopherson
/s/John W. Creer
						Director			May 19, 1998
John W. Creer
/s/Kenny J. Evans
						Director			May 19, 1998
Kenny J. Evans
/s/Jack M. Givens
						Director			May 19, 1998
Jack M. Givens
/s/Gary Hall
						Director			May 19, 1998
Gary Hall
/s/James K. Harmon
						Director			May 19, 1998
James K. Harmon
/s/Karen J. Henry
						Director			May 19, 1998
Karen J. Henry
/s/Richard Kjerstad
						Director			May 19, 1998
Richard Kjerstad
/s/David L. McClure
						Director			May 19, 1998
David L. McClure
/s/Bryce P. Neidig
						Director			May 19, 1998
Bryce P. Neidig
/s/Howard D. Poulson
						Director			May 19, 1998
Howard D. Poulson
/s/Frank S. Priestly
						Director			May 19, 1998
Frank S. Priestley
/s/John J. Van Sweden
						Director			May 19, 1998
John J. Van Sweden
/s/John E. Walker
						Director			May 19, 1998
John E. Walker


Exhibit Index

Exhibit											Page Number

4.		FBL Financial Group, Inc. Director Compensation Plan.

5.1		Opinion of Davis, Brown, Koehn, Shors & Roberts, P.C.,
		regarding the legality of the shares being registered.

23.1		Consent of Ernst & Young LLP dated March 13, 1998.

23.2		Consent of Davis, Brown, Koehn, Shors & Roberts, P.C.
		(contained in opinion filed as Exhibit 5.1).

24.		Powers of Attorney (contained on signature pages hereto).

											Exhibit 4
	FBL FINANCIAL GROUP, INC.

	DIRECTOR COMPENSATION PLAN


PURPOSE. This Director Compensation Plan is established to allow the non-employee directors of FBL Financial Group, Inc. (FBL) to participate in the ownership of FBL through ownership of shares of the FBL common stock or deferred
stock units. In addition, the Plan is intended to allow non-employee directors to defer all or a portion of their compensation for their service as directors.

DEFINITIONS.  The following words have the definitions given them below:

"Affiliate" means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association that is controlled by FBL.

"Board" means the board of directors of FBL.

"Business Day" means a day on which FBL's executive offices in West Des Moines, Iowa, are open for business and on which trading is conducted on the New York Stock Exchange.

"Common Stock" means the Class A Common Stock, no par value per share, of FBL.

"Compensation Date" means the last Business Day of each calendar quarter.

"Director" means any director of FBL who is not an employee of FBL or an Affiliate.

"Distribution Date" means the date on which a Director ceases to be a director of FBL or on which a Director becomes employed by FBL or an Affiliate.


"Fair Market Value" means, as to any particular day, the closing price quoted for a share of Common Stock trading on the New York Stock Exchange on that day, or if no such prices were quoted for the shares of Common Stock on the New York Stock Exchange for that day, the closing price quoted on the last Business Day on which prices were quoted. The closing price for the shares of Common Stock shall be that published in the edition of The Wall Street Journal or any successor publication for the next Business Day.

"Plan Year" means each 12-month period beginning on each January 1 and ending on
each December 31.

"Retainer" means the amount of compensation set by the Board from time to time as payable to a Director in each Plan Year, including a fixed portion and a portion that is variable depending on the number of Board and committee meetings
attended, including any portion thereof that a Director elects to defer as provided in this Plan.

"Shares" means shares of the Common Stock.

"Special Ledger" means a record established and maintained by FBL in which the Unit Accounts for the Directors and the Units credited to the accounts are noted.

"Unit Account" shall mean the account maintained in the Special Ledger for a Director to which Units allocable to the Director under this Plan are credited.

"Unit" means a credit in a Unit Account representing one Share.

ANNUAL RETAINER. During each Plan Year in which a person is a Director during the existence of this Plan, the Director will be eligible to receive the Retainer payable as follows:

A. At the Director's option, any percentage up to 100% of the Retainer will be payable to the Director in Shares, or (2) at the Director's option, deferred by FBL crediting Units to a Unit Account maintained for the Director as provided in this Plan.

B.  The balance of the Retainer shall be payable in cash.

The Retainer will be payable in arrears in equal quarterly installments on each Compensation Date unless deferred as provided below. Each quarterly installment
will consist of one-fourth of the fixed annual amount, plus the amount determined by the number of Board and committee meetings attended in that quarter, if any, for each Director.


ELECTIONS. Each Director who was a Director during the prior Plan Year must elect by no later than December 31 of the prior Plan Year how he or she will receive the Retainer. Each Director who becomes a Director during a Plan Year must elect within 30 days after becoming a Director how he or she will receive the Retainer. Each election must be made by the Director filing an election form with the Secretary of FBL. If a Director does not file an election form for each Plan Year by the specified date, the Director will be deemed to have elected to receive all of the Retainer in cash. Any person who becomes a Director during a Plan Year and does not file the required election within 30 days thereafter will be deemed to have elected to receive all of the Retainer in
cash. Any election to defer a portion of the Retainer made by a person who becomes a Director during a Plan Year will be valid as to the portion of the Retainer received after the election is filed with the Secretary of FBL. When an election is made for a Plan Year, the Director may not revoke or change that election.

THE SHARES. If a Director elects to receive Shares in payment of all or any part of the Director's Retainer, the number of Shares to be issued on any Compensation Date shall equal the amount of the Retainer then payable, divided by the Fair Market Value of a Share on the Compensation Date, with any fraction of a Share to be paid in cash. Any Shares issued under this Plan will be registered under the Securities Act of 1933, as amended, and, so long as shares of the Common Stock are listed for trading on the New York Stock Exchange, will be listed for trading on the New York Stock Exchange.

THE UNITS. If a Director defers any portion of the Retainer in the form of Units, then on each Compensation Date, FBL will credit a Unit Account maintained
for the Director with a number of Units equal to (1) the dollar amount of the Retainer then payable that the Director has elected to defer in the form of Units, divided by (2) the Fair Market Value on the Compensation Date, rounded to
the nearest one-thousandth of a Unit. If the Common Stock is the subject of a stock dividend, stock split, or a reverse stock split, the number of Units will be increased or decreased, as the case may be, in the same proportion as the outstanding shares of Common Stock. FBL will credit to the Director's Unit Account on the date any dividend is paid on the Common Stock, an additional number of Units equal to (1) the aggregate amount of the dividend that would be paid on a number of Shares equal to the number of Units credited to the Director's Unit Account on the date the dividend is paid, divided by (2) the Fair Market Value on that date, rounded to the nearest one-thousandth Unit.

DISTRIBUTION OF THE AMOUNTS IN A UNIT ACCOUNT. After the Distribution Date for a former Director, FBL will issue to the former Director that number of Shares equal to the number of Units with which the former Director's Unit Account is credited, with any fractions of a Share to be paid in cash. The former
 Director
may elect to receive all of the Shares at one time or in up to 10 annual installments as described below. If the Director has elected to receive all of the Shares at one time, FBL will issue the Shares as soon as practicable after the Distribution Date.

If the former Director has elected to receive the Shares in installments, a pro rata number of Shares will be issued for each installment plus additional
 Shares
equal to the Units credited to the Unit Account respecting dividends paid on the
Common Stock since the last installment was made. FBL will issue the first installment of Shares as soon as practicable after the former Director's Distribution Date. The remaining installments of Shares will be issued on or about each anniversary of the Director's Distribution Date.

DISTRIBUTION IN THE EVENT OF A DIRECTOR'S DEATH. Each Director who defers any part of the Retainer payable to him or her in any Plan Year must designate one or more beneficiaries of the Director's Unit Account, who may be changed from time to time. The designation of a beneficiary must be made by filing with FBL's Secretary a form prescribed by FBL. If no designation of a beneficiary is
made, any deferred benefits under this Plan will be paid to the Director's or former Director's estate. If a Director dies while in office or a former Director dies during the installment payment period, FBL will issue the Shares and pay the amounts of cash that are issuable and payable to the Director or former Director at one time as soon as practicable after the death of the Director or the former Director.

TIMING OF ELECTION TO RECEIVE DEFERRED BENEFITS IN INSTALLMENTS. If the Director wants the benefits distributed in installments, the election to receive
payments in installments must be on file for a period of at least 12 full months
prior to the Director ceasing to be a director of FBL. The last valid election on file with FBL's Secretary for at least 12 full months will be the given effect by FBL in distributing the benefits.

WITHHOLDING FOR TAXES. FBL will withhold the amount of cash and Shares necessary to satisfy FBL's obligation to withhold federal, state, and local income and other taxes on any benefits received by the Director, the former Director or a beneficiary under this Plan.

NO TRANSFER OF RIGHTS UNDER THIS PLAN. A Director or former Director shall not have the right to transfer, grant any security interest in, or otherwise encumber rights he or she may have under this Plan or any Unit Account maintained for the Director or former Director or any interest therein. No right or interest of a Director or a former Director in a Unit Account shall be subject to any forced or involuntary disposition or to any charge, liability,
 or
obligation of the Director or former Director, whether as the direct or indirect
result of any action of the Director or former Director or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be null, void, and without effect.

UNFUNDED PLAN. This Plan will be unfunded for federal tax purposes. The Deferral Accounts and the Unit Accounts are entries in the Special Ledger only and are merely a promise to make payments in the future. FBL's obligations under this Plan are unsecured, general contractual obligations of FBL.

AMENDMENT AND TERMINATION OF THE PLAN. The Board or Compensation Committee of the Board may amend or terminate this Plan at any time. An amendment or the termination of this Plan will not adversely affect the right of a Director, former Director, or Beneficiary to receive Shares issuable or cash payable at the effective date of the amendment or termination of any rights that a Director, former Director, or a Beneficiary has in any Unit Account at the effective date of the amendment or termination. If the Plan is terminated, however, FBL may, at its option, accelerate the payment of all deferred and other benefits payable under this Plan.

GOVERNING LAW. This Plan shall be governed by the laws of the State of Iowa. FBL has the right to interpret this Plan, and any interpretation by FBL shall be
conclusive as to the meaning of this Plan.

EFFECTIVE DATE AND TRANSITION.  The effective date of this Plan shall be
 January
1, 1998, and the Plan became operative and in effect on the date, subject only to the ratification of the Plan by the stockholders of FBL at FBL's 1998 annual stockholders' meeting. The Board has reserved and authorized for issuance, pursuant to the terms and conditions of this Plan, 10,000 shares of Common Stock.

I certify that the above Directors Compensation Plan document fully reflects the
Plan adopted by the Board of Directors of FBL Financial Group, Inc. on November
17, 1997.
                                                        /s/Richard D. Harris
					_________________________________
					Richard D. Harris											Secretary

									Exhibit 5.1
Davis, Brown, Koehn, Shors & Roberts, P.C.
	666 Walnut Street, Suite 2500
Des Moines, IA 50309
(515) 288-2500


May 27, 1998


FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

Ladies and Gentlemen:

FBL Financial Group, Inc., an Iowa corporation (the "Company"), has filed a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act") in connection with the proposed sale by the Company of up to 10,000 shares of Class A Common Stock, no par value, of the Company (the "Shares") pursuant to the Company's Director Compensation Plan.

As counsel to the Company, we have examined the corporate proceedings and such other legal matters as we deemed relevant to the authorization and issuance of the Shares issuable pursuant to the Plan and covered by the Registration Statement. Based on such examination, it is our opinion that upon payment for and issuance of the Shares in accordance with the Plan, the Shares will be legally issued, fully paid and nonassessable.

We do not find it necessary for the purpose of this opinion, and, accordingly, do not purport to cover herein, the application of the "Blue Sky" or securities laws of various states to offers or sales of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5 to the
 Registration
Statement and to the references therein to our firm in such Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

Very truly yours,

DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.


/s/ Donald J. Brown

Donald J. Brown



	Exhibit 23.2

Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement
 (Form
S-8) pertaining to the FBL Financial Group, Inc. Director Compensation Plan for the registration of 10,000 shares of Class A Common Stock without par value of our reports dated February 16, 1998, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

						/s/Ernst & Young LLP

Des Moines, Iowa
May 27, 1998




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